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                                                                     EXHIBIT 2.2

                                FIRST AMENDMENT
                          TO STOCK PURCHASE AGREEMENT

     This First Amendment to Stock Purchase Agreement (the "First Amendment") dated July 15, 1998, is by and among Elmagco, Inc., a Delaware corporation ("Elmagco"), Begemann, Inc., a Delaware corporation ("Seller"), and Boots & Coots International Well Control, Inc., a Delaware corporation ("Buyer").

                              W I T N E S S T H:

     WHEREAS, Elmagco, Seller, and Buyer have entered into that certain Stock Purchase Agreement dated June 22, 1998 (the "Purchase Agreement") pursuant to which Buyer is purchasing from Seller all of the issued and outstanding stock of Elmagco; and

     WHEREAS, Elmagco, Seller, and Buyer desire to amend the Purchase Agreement as herein set forth.

     NOW THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. Unless the context hereof indicates otherwise, all capitalized terms used herein shall have the same meaning as such capitalized terms are defined in the Purchase Agreement.

     2. Amendment to Defend Terms. The parties hereto agree that the term "Subsidiaries" and "Subsidiary" as used in the Purchase Agreement shall be defined to include the following entities, both collectively and individually:
(i) Baylor Electronics, Inc. a Texas corporation, (ii) Baylor Controls, Inc., a Texas corporation, (iii) Baylor Company, a Texas corporation, (iv) Baylor Limited, a United Kingdom corporation, and (v) Schottel, Inc., a Delaware corporation.

     3. Amendment to Section 3.3. The parties hereto agree that Section 3.3 of the Purchase Agreement shall be amended and replaced in its entirety by the following paragraph:

          "3.3 Capital of Elmagco. The authorized capital stock of Elmagco consists of 2,000 shares of common stock, having a par value of $1.00 each, of which 100 shares are issued and outstanding and 1,000 shares of preferred stock, having a par value of $1.00 each, none of which are issued and outstanding. All of the Shares are validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Elmagco to issue or to transfer from treasury any additional shares of its capital stock of any class."

     4. Amendment to Schedule 3.5. The attached Schedule 3.5 is incorporated herein
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and made a part of this Agreement and part of the Purchase Agreement by this reference. Effective July 15, 1998, the amended Schedule 3.5 shall supersede the
Schedule 3.5 that was attached to the Purchase Agreement on June 22, 1998.

     5. Ratification. The terms and provisions as set forth in this First Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Purchase Agreement. Except as expressly modified and superseded by this First Amendment, the terms and provisions of the Purchase Agreement and any instruments executed in connection with the Purchase Agreement are hereby ratified and confirmed and shall continue in full force and effect. Except as expressly modified and superseded by this First Amendment, each of the parties hereto specifically ratifies all representations and warranties made in the Purchase Agreement and certifies that the representations and warranties made therein remain true and correct as if the representations and warranties were made herein as of the date hereof. Buyer hereby waives any and all claims with respect to any representation or warranty made in Section 3.3 of the Purchase Agreement, Section 3.5 of the Purchase Agreement or Schedule 3.5 attached to the Purchase Agreement, to the extent such claim is based on a representation or warranty that has been superseded by this First Amendment.

     6.   Extension.

          (a) The parties hereto agree that the Closing shall take place at such time and date, no later than 5:00 p.m. Houston time on July 23, 1998, as may be mutually agreed upon by Seller and Buyer, or, if Seller and Buyer do not otherwise so agree, at 10:00 a.m. Houston time on July 23, 1998. Five o'clock p.m. Houston time, on July 23, 1998 is hereinafter referred to as the "New Closing Deadline."

          (b) In consideration of Seller's agreement to extend the date of Closing beyond July 15, 1998, Buyer shall pay to Seller upon execution of this First Amendment by Elmagco, Buyer, and Seller the amount of $500,000.00 (the "Extension Fee") by wire transfer to Seller's counsel, Winstead Sechrest & Minick P.C. Buyer unconditionally and irrevocably authorizes Winstead Sechrest & Minick P.C. to disburse the Extension Fee to Seller. The Extension Fee is non-refundable, but shall be applied to the cash portion of the Purchase Price at Closing if Seller receives the cash portion of the Purchase Price prior to the New Closing Deadline (receipt by Seller of the cash portion of the Purchase Price is hereinafter referred to as "Funding").

          (c) If Funding does not occur by the New Closing Deadline, Seller shall be entitled to: (i) terminate the Purchase Agreement and retain the Extension Fee; (ii) receive and recover from Buyer the breakup fee pursuant to, and subject to the conditions of,
               Section 2.3 of the Purchase Agreement, except that the parties hereto agree that such break up fee shall be reduced by the amount of the Extension Fee.
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          (d)  In addition to the foregoing, the Purchase Price and the cash portion thereof due at Closing shall be increased by $27,000,000, multiplied by Comerica Bank-Texas' base rate on July 15, 1998, divided by 365, multiplied by the number of days after July 15, 1998 through and including the date on which Funding occurs.

     7. Execution Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     8. Governing Law. This First Amendment shall be governed by and construed in accordance with the internal laws of the State of Texas.

     9. Successors and Assigns. This First Amendment is binding upon and shall inure to the benefit of Elmagco, Seller, Buyer, and their respective successors and assigns.

     10. Headings. The headings, captions and arrangements used in this First Amendment are for convenience only and shall not affect the interpretation of this First Amendment.

     11. NO ORAL AGREEMENTS. THIS FIRST AMENDMENT, WHEN TAKEN TOGETHER WITH THE PURCHASE AGREEMENT AND THE SCHEDULES THERETO, CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES CONCERNING THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

EXECUTED this 15th day of July, 1998.

                                   ELMAGCO, INC.



                                        By:
                                        H.B. Payne, Jr.
                                        President and Chief Executive Officer


                                   BEGEMANN, INC.



                                        By:
                                        James H. McTurnan
                                        President


                                   BOOTS & COOTS INTERNATIONAL WELL
                                   CONTROL, INC.



                                        By:
                                        Larry H. Ramming
                                        Chairman of the Board